Exhibit B

                             [Andrews Letterhead]

                                        March 6, 1997

          Toy Biz, Inc.
          333 East 38th Street
          New York, New York  10016
          Attention:  General Counsel

          Dear Sirs:

                    This letter is to inform you that Andrews Group Incorporated ("Andrews") has terminated the Stock Purchase Agreement, dated as of December 27, 1996, by and between Andrews and Marvel Entertainment Group, Inc., pursuant to its terms. Accordingly, conditions to the obligations of Andrews and Andrews Acquisition Corp. ("Acquisition") to consummate the merger (the "Merger") pursuant to the Agreement and Plan of Merger by and among Andrews, Acquisition and Toy Biz, Inc., dated as of December 27, 1996, will not be satisfied. Please be advised that Andrews does not intend to waive such conditions and anticipates that the Merger will not be consummated.

                                   Very truly yours,

                                   ANDREWS GROUP INCORPORATED

                                   By: /s/ Barry F. Schwartz

          cc:  Allen Finkelson, Esq.
               Cravath, Swaine & Moore
               Worldwide Plaza
               New York, New York  10019